UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.              )

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Filed by United Therapeutics Corporation under Rule 14a-12
Under the Securities and Exchange Act of 1934
Commission File No. 000-26301

EXPLANATORY NOTE

The following are excerpts from United Therapeutics Corporation’s Definitive Proxy Statement on Schedule 14A for its 2021 Annual Meeting of Shareholders, related to the company’s plan to seek shareholder approval to become a Delaware public benefit corporation. The excerpts contain only those portions of the document related to the PBC conversion. The full proxy statement was filed on April 29, 2021 with the U.S. Securities and Exchange Commission.

LEAD INDEPENDENT DIRECTOR’S LETTER

To Our Fellow Shareholders,

No company can command its people to deliver the creativity, loyalty, and drive that create biotechnology magic and shareholder value. But since our founding, we have worked to set ourselves apart as a caring, daring, and happily different team that enables its people to give their best — and get our best.

Think this is corporate hype? Think again.

United Therapeutics was founded to find treatments for pulmonary arterial hypertension (PAH), following the PAH diagnosis of the daughter of our Founder, Chairperson, and CEO. Patient-centricity is real here.

We didn’t need the brutal events leading to the renewed focus on social justice to understand the value of a diverse team, both in creativity and in leadership. Our twelve-member board includes five women, three directors who self-identify as under-represented minorities, and one who self identifies as a member of the LGBTQ+ community. Our management team is similarly diverse — 47% female and 29% identify as racial or ethnic minorities.

That’s just the beginning. We adhere to a minimum “living wage,” enable every employee to become a shareholder, and provide an array of health, savings, education, work-life integration, family, and other benefits to treat our employees holistically and turn jobs into careers.

That isn’t all. Not only did we not lay off, furlough, or reduce the pay of any Unitherians as a result of the pandemic, despite initially having to stop enrollment of our clinical trials and put other projects on hold, we gave every employee multiple additional bonuses in 2020 to help them face the sometimes major challenges that new work protocols and family changes created.

Even that isn’t all. Later this year we will be asking you, our shareholders, to support our conversion into a public benefit corporation (PBC) to match the legal status of our subsidiary Lung Biotechnology PBC. We believe our charter should align with our values — and how we already run the company — and not the other way around.

And is all this working for our shareholders? We now have four approved therapies to treat PAH plus a drug for a rare pediatric cancer; we recently obtained FDA approval for the first-ever treatment of pulmonary hypertension associated with interstitial lung disease; we have a strong pipeline of studies in various fibrotic diseases; and we have exciting programs in the organ transplant space — including organ printing. The combination of our steady revenue streams, conservative budgeting, exceptional leadership, and a powerhouse of creative Unitherians helped us deliver a 72% stock price increase during 2020.

I am proud to be the Lead Independent Director of United Therapeutics, honored to be a member of our exceptional Board and team, and unabashed about asking for your voting support on the items described in this Proxy Statement so we can continue to redefine the biotech norm and deliver for you, our patients, our Unitherians, and our stakeholders.

Onward!

CHRISTOPHER PATUSKY, J.D., M.G.A.

Lead Independent Director

Vice Chair of the Board

Chair of the Compensation Committee

The combination of our steady revenue streams, conservative budgeting, exceptional leadership, and a powerhouse of creative Unitherians helped us deliver a 72% stock price increase during 2020.

2021 Proxy Statement 1

United Therapeutics at a Glance

WHAT IS UNITED THERAPEUTICS?

United Therapeutics is a profitable, 25-year old, $9B+ market cap, dare-to-be-different biotechnology company that is building on its expertise and success developing therapies for PAH to address other chronic, life-threatening medical conditions ranging from pulmonary fibrosis, to pediatric cancer, to organ manufacturing and transplantation. Our profit margins are among the strongest in the entire biotechnology industry.

WHAT DID WE DO IN 2020?

We continued to deliver strong operating results from our four PAH therapies and our pediatric cancer treatment, yielding revenues of ~$1.5 billion and net income of over $500 million. But this solid result was by no means a given.

Like many companies, we felt the impact of the COVID-19 pandemic. It delayed the launch of the Remunity® Pump for Remodulin® until February 2021. Enrollment of our clinical trials was temporarily paused as hospitals shut down. We felt pressure on our revenues, as it became difficult for patients to start advanced therapies, and our staff was limited to virtual interactions with healthcare providers. Our product development teams, however, quickly found ways to adapt clinical trial protocols and expand clinical site activation efforts, and we worked hard to ensure patients had uninterrupted access to our therapies.

We obtained approval of the Remunity Pump for Remodulin in 2020, and launched the product in February 2021. We believe this product will help us maintain and grow Remodulin revenues going forward. We submitted a supplemental new drug application for Tyvaso® in patients with pulmonary hypertension due to interstitial lung disease (PH-ILD), which the FDA approved in March 2021 following the results of an exciting study published in the New England Journal of Medicine.

We also continued to listen to our shareholders — twice reaching out to those representing over 70% of our shares to offer engagement with our Board members — and steadily increased the detailed information we provide on our sustainability efforts, Board refreshment, and compensation practices. And we amended our certificate of incorporation to begin the destaggering of our Board of Directors.

HOW DID WE DO IN 2020?

Our solid 2020 results in the midst of a pandemic are a testament to the value of our focus on being a built-to-last, long-focused, and people-focused company. Successful R&D efforts led to a return to revenue growth in 2020, and strong revenues coupled with conservative budgeting generated substantial free cash flow. These contributed to our strong financial condition, including $3.0 billion in cash, cash equivalents, and marketable securities as of December 31, 2020 ($2.2 billion net of $800 million in indebtedness).

This execution led to a significant rebound in our stock price. During 2020, our stock price grew by 72%, outperforming the 26% return generated by the Nasdaq Biotechnology Index.

WHERE ARE WE HEADING?

In addition to the already-launched label expansion for Tyvaso in PH-ILD and the Remunity Pump for Remodulin, both in 2021, we are striving toward additional potential product approvals/launches such as Tyvaso DPI™ and the Implantable System for Remodulin.

We expect to continue to grow revenue from our treprostinil-based therapies through label expansions, new indications, new formulations, and the introduction of new delivery devices. We are also working on a number of entirely new therapies to treat PAH and other rare diseases that we hope to launch over the next several years. Longer-term, we have set the ambitious goal of solving the acute shortage of transplantable organs through our innovative organ manufacturing programs, including ex-vivo lung perfusion, xenotransplantation, regenerative medicine, and organ printing.

Our conservative balance sheet not only places our company in a very strong position to weather successfully the continued economic effects of the pandemic, but also gives us strategic flexibility to continue to seek out and drive down "corridors of indifference" to help patients with PAH and other orphan lung diseases in need.

Finally, we started the process, which we hope our shareholders will approve later in 2021, to amend our charter to become a Delaware public benefit corporation, which is already the legal status of our subsidiary Lung Biotechnology PBC. We believe this step will align our charter with our existing values and operating model.

2     United Therapeutics

Creating a Sustainable Public Benefit Corporation

In 2021, we plan to seek shareholder approval to convert our company from a traditional Delaware corporation into a Delaware public benefit corporation (PBC). We believe this change will help align our legal form with our longstanding commitment to serve our patients; enhance our ability to recruit and retain top talent; reinforce our standing and credibility with regulators and stakeholders; attract more of the rapidly growing pools of duration, impact, and ESG-screened capital; and therefore enhance our ability to create excellent and sustainable value for our shareholders.

The fiduciaries of public benefit corporations must identify the specific public benefit mission they will pursue alongside their creation of shareholder value. They must also report on their promotion of this specific public benefit mission.

This proposed conversion is a logical extension for us. In 2015, we formed the first-ever PBC subsidiary of a public biopharmaceutical company, called Lung Biotechnology PBC, chartered in Delaware with the express purpose of “address[ing] the acute national shortage of transplantable lungs and other organs with a variety of technologies that either delay the need for such organs or expand the supply.” These technologies include xenotransplantation, regenerative medicine, organ bioprinting, and ex-vivo lung perfusion.

After operating our PBC subsidiary for six years, we are convinced that the time is right to convert United Therapeutics into a PBC. We have seen growing understanding and acceptance of the PBC form, most recently in the successful conversion of Veeva Systems Inc., a public company, to a PBC, following overwhelming approval by its shareholders.

We will seek shareholder approval during the fourth quarter of 2021 of a Board-approved PBC conversion, which we will effect by amending our charter to include a PBC purpose. We will provide more details as they develop, but we anticipate that our PBC purpose will be patient-focused, along the lines of the public benefit purpose of our Lung Biotechnology PBC subsidiary noted above. We plan to engage with shareholders and other stakeholders to discuss our plans to convert to a PBC in the coming weeks and months.

Our shareholders have expressed a keen interest in learning how United Therapeutics is working to both create a sustainable company and to address our ESG objectives, and we are steadily increasing the amount and granularity of our disclosures to meet these needs. See corporateresponsibility.unither.com. With a PBC conversion, we aim to continue our leadership in this area by becoming the first publicly traded biopharmaceutical company organized as a PBC. As a PBC we will be required to post reports on our progress toward fulfilling our PBC mission, which we believe will further enhance our disclosures and relationships with employees, stakeholders, patients, and shareholders.

What is a Public Benefit Corporation?

A Delaware PBC is a for-profit corporation. There are two primary differences between a PBC and a traditional Delaware for-profit corporation:

•	A corporation organized as a Delaware PBC identifies in its certificate of incorporation one or more specific public benefits that it will seek to promote in addition to shareholders' financial interests. The public benefits are actions or goals that are intended to have positive effects on a category of persons, entities, interests, or communities.

•	In making decisions, directors of a PBC have an obligation to balance the financial interests of shareholders, the interests of stakeholders materially affected by the PBC’s conduct, and pursuit of the corporation’s public benefit purpose.

A Delaware PBC must also provide its shareholders with a statement, at least every other year, as to the PBC’s assessment of the success of its efforts to promote its public benefit purpose and the best interests of those materially affected by the PBC's conduct.

2021 Proxy Statement 3

Filed by United Therapeutics Corporation under Rule 14a-12
Under the Securities and Exchange Act of 1934
Commission File No. 000-26301

EXPLANATORY NOTE

The following materials were distributed to certain United Therapeutics Corporation shareholders on April 29, 2021 via email.

Hi [Name],

I know that every minute of your time is exceptionally valuable, especially in peak proxy and earnings season, so I’ll keep this brief.

In our just-filed proxy statement [INSERT LINK], we share that we’ll be asking for your support in a vote later this fall to convert to a Delaware public benefit corporation (PBC)—like one of our main subsidiaries, Lung Biotechnology PBC, already is. We expect to reach out for shareholder input on the proposed PBC conversion after the annual proxy season winds down, but want to offer a conversation now on that topic—if you’d value it; please reach out if you’d like to schedule a call.

In the meantime, I am attaching a brief excerpt from our proxy statement, as well as a set of Questions and Answers you may find useful.

Onward!

Dewey Steadman

Head of Investor Relations

United Therapeutics Corporation

Creating a Sustainable Public Benefit Corporation

In 2021, we plan to seek shareholder approval to convert our company from a traditional Delaware corporation into a Delaware public benefit corporation (PBC). We believe this change will help align our legal form with our longstanding commitment to serve our patients; enhance our ability to recruit and retain top talent; reinforce our standing and credibility with regulators and stakeholders; attract more of the rapidly growing pools of duration, impact, and ESG- screened capital; and therefore enhance our ability to create excellent and sustainable value for our shareholders.

The fiduciaries of public benefit corporations must identify the specific public benefit mission they will pursue alongside their creation of shareholder value. They must also report on their promotion of this specific public benefit mission.

This proposed conversion is a logical extension for us. In 2015, we formed the first-ever PBC subsidiary of a public biopharmaceutical company, called Lung Biotechnology PBC, chartered in Delaware with the express purpose of “address[ing] the acute national shortage of transplantable lungs and other organs with a variety of technologies that either delay the need for such organs or expand the supply.” These technologies include xenotransplantation, regenerative medicine, organ bioprinting, and ex- vivo lung perfusion.

After operating our PBC subsidiary for six years, we are convinced that the time is right to convert United Therapeutics into a PBC. We have seen growing understanding and acceptance of the PBC form, most recently in the successful conversion of Veeva Systems Inc., a public company, to a PBC, following overwhelming approval by its shareholders.

We will seek shareholder approval during the fourth quarter of 2021 of a Board - approved PBC conversion, which we will effect by amending our charter to include a PBC purpose. We will provide more details as they develop, but we anticipate that our PBC purpose will be patient -focused, along the lines of the public benefit purpose of our Lung Biotechnology PBC subsidiary noted above. We plan to engage with shareholders and other stakeholders to discuss our plans to convert to a PBC in the coming weeks and months.

Our shareholders have expressed a keen interest in learning how United Therapeutics is working to both create a sustainable company and to address our ESG objectives, and we are steadily increasing the amount and granularity of our disclosures to meet these needs. See corporateresponsibility.unither.com. With a PBC conversion, we aim to continue our leadership in this area by becoming the first publicly traded biopharmaceutical company organized as a PBC. As a PBC we will be required to post reports on our progress toward fulfilling our PBC mission, which we believe will further enhance our disclosures and relationships with employees, stakeholders, patients, and shareholders.

What is a Public Benefit Corporation?

A Delaware Delaware PBC is for-profit corporation. There are two primary differences between a PBC and a traditional for-profit corporation:

•	A corporation organized as a Delaware PBC identifies in its certificate of incorporation one or more specific public benefits that it will seek to promote in addition to shareholders' financial interests. The public benefits are actions or goals that are intended to have positive effects on a category of persons, entities, interests, or communities.

•	In making decisions, directors of a PBC have an obligation to balance the financial interests of shareholders, the interests of stakeholders materially affected by the PBC’s conduct, and pursuit of the corporation’s public benefit purpose.

A Delaware PBC must also provide its shareholders with a statement, at least every other year, as to the PBC’s assessment of the success of its efforts to promote its public benefit purpose and the best interests of those materially affected by the PBC's conduct.

April 29, 2021

ADDITIONAL INFORMATION AND WHERE TO FIND IT

United Therapeutics Corporation (the Company), its directors and certain executive officers are participants in the solicitation of proxies in connection with the proposed conversion of the Company to a Delaware public benefit corporation (the PBC Conversion). The Company will file a definitive proxy statement for a special shareholders meeting (the Special Meeting Proxy Statement) and other relevant documents with the Securities and Exchange Commission (the SEC) regarding the PBC Conversion. The Company’s shareholders are urged to read the Special Meeting Proxy Statement and any other relevant documents when they are available because they will contain important information about the PBC Conversion.

Once filed with the SEC, a copy of the Special Meeting Proxy Statement and other relevant documents will be available on the SEC’s website at http://www.sec.gov. In addition, shareholders may obtain free copies of the Special Meeting Proxy Statement (when it becomes available) and the other documents filed by the Company with the SEC by requesting them in writing from United Therapeutics, Investor Relations, 1040 Spring Street, Silver Spring, Maryland 20910, by telephone at (301) 608-9292, or from the “Investor Relations” section of the Company’s website, http://ir.unither.com/financials-filings.

Information regarding the Company’s directors and executive officers, including their ownership of common stock of the Company, can be found in the Company’s 2021 Annual Meeting proxy statement filed with the SEC on April 29, 2021. Shareholders will be able to obtain additional information regarding the Company’s directors and executive officers, including their interests relating to the proposed conversion, by reading the Special Meeting Proxy Statement and other relevant documents that the Company will file with the SEC when they become available.

April 29, 2021

PUBLIC BENEFIT CORPORATION CONVERSION

Questions & Answers

1	THE BASICS

Q: What’s a PBC?

A: A Public Benefit Corporation (PBC) is a for- profit public corporation that, while creating value for shareholders, must also consider the best interests of those materially affected by the company’s conduct and the specific public benefit that it chooses to adopt in its charter. PBCs are intended to produce public benefits and to operate in a responsible and sustainable manner.

Q: What does United Therapeutics need to do to become a PBC?

A: To become a Delaware PBC, we will need to obtain shareholder approval to change our certificate of incorporation to add a specific public benefit purpose. After the conversion, we will need to report periodically on our efforts to further our public benefit purpose and the interests of those materially affected by our conduct, in addition to our existing corporate reporting.

Q: Why is United Therapeutics looking to become a PBC?

A: Converting to a PBC will align our corporate form with the way we already do business. More specifically, we believe that converting to a PBC aligns with our longstanding commitment to our patients, the environment, and the communities in which we operate; enhances our ability to recruit and retain top talent; reinforces our credibility with healthcare providers, regulators, and other stakeholders; and may help us attract more of the rapidly growing pools of long-duration, ESG- screened capital that we value. We therefore believe the conversion will enhance our ability to create sustainable value for our shareholders. As you may be aware, we already have a PBC subsidiary, called Lung Biotechnology.

2	WHY BECOME A PBC AND WHY NOW?

Q: Why does United Therapeutics want to convert to become a PBC?

A: It is essential to remember that we are proposing to change our certificate of incorporation to memorialize the way in which we already think about our business—not to change our mission, purpose, or the way we do business.

Since our formation, United Therapeutics has been committed to advancing the best interests of our patients, employees, and other stakeholders in order to create shareholder value. The language in our new charter will simply more accurately align with this.

We have always felt that our duty to patients stands shoulder-to -shoulder with our duty to generate strong shareholder returns. In fact, in our experience the two are intertwined, as the former is what has enabled us to deliver the latter. We believe becoming a PBC will help highlight our commitment to patients, first and foremost, which we expect will resonate with customers— both our patients and their healthcare providers.

There are other reasons to make the conversion as well. We operate in a sector that needs to work constantly and positively with regulators who expect us to meet the highest standards in our clinical trials and other actions. We believe becoming a PBC will help signal to them how committed we are to not just meeting, but exceeding, these standards.

In addition, we compete for the best global talent with many other entities, and we believe that converting to a PBC will help us win that competition by attracting and retaining people who are genuinely, and fiercely, committed to advancing our treatments and furthering our mission.

Further, we are encouraged by the growth of long-term investors who care not only about how well we do financially, but also about how we do well. We believe that becoming a PBC will help make clear that we share the same long-term focus and values. We believe long -term investors, and particularly those funds focused on environmental, social, and governance (ESG) priorities, can support our ability to make decisions that are good for patients, shareholders, and others but that may take more than a couple of quarters to deliver results.

April 29, 2021 | Page 1

Q: What is it that United Therapeutics can’t do now that becoming a PBC will enable?

A: Becoming a PBC is more about aligning our corporate form with our mission and vision and taking better advantage of existing opportunities than it is about doing what we have not done before. We outline in the answer above some of the opportunities on which we believe we will be better positioned to capitalize if we become a PBC.

Q: Why now? Why propose this conversion now?

A: We believe our track record of over 20 years as a public company is now long enough to establish the credibility of our mission, operating model, and ability to deliver shareholder value. And we have had six years of experience operating our PBC subsidiary (the first ever PBC subsidiary of a publicly traded biopharmaceutical company), so we have come to know this corporate form well.

In addition, throughout our shareholder engagement process in recent years, we have observed keen interest among many institutional investors in learning more about our ESG priorities, which led to the issuance of our first Corporate Responsibility Report last year. There has been a growing emphasis on the need for companies to create sustainable shareholder value, and we believe the PBC structure is uniquely designed to accomplish this.

We have also observed shareholder and proxy advisory firm support for PBC conversions recently, beginning with Veeva Systems Inc. obtaining overwhelming shareholder support for its PBC conversion, with both ISS and Glass-Lewis recommending votes in favor.

Q: What other public companies are PBCs?

A: Broadway Financial, Veeva Systems, Laureate Education, Vital Farms, and Lemonade are all public company PBCs. There are also numerous private companies that are similarly organized including Patagonia, Kickstarter, and wholly-owned subsidiaries of companies such as Method and Athleta—and our own Lung Biotechnology PBC subsidiary.

Q: If this conversion is such a good idea, why are so few companies making it?

A: States’ legal provisions enabling companies to become PBCs are of relatively recent vintage—Delaware first enabled them in 2013 for example. We can’t speak for other companies, but change, especially change that requires a revised charter and a shareholder vote, isn’t always easy. A willingness to think new thoughts and act on them is, fortunately, at the core of our success—we couldn’t continually imagine new medical treatments without it.

3	BUSINESS STRATEGY & FINANCIAL IMPACT

Q: Should we read into this proposal to convert to become a PBC that your founder and CEO is expecting to retire and wants to preserve her legacy?

A: Absolutely not. Our founder, Chairperson, and CEO is more dedicated to, engaged in, and energetic about our business than ever, and remains passionate about shepherding our mission to find cures for rare diseases.

Q: What changes should shareholders expect, in terms of how United Therapeutics will be run as a PBC?

A: In short, the answer is “none”—our goals of treating patients and employees well and seeking sustainable results (rather than sacrificing them for immediate returns) are entirely consistent with the goal of creating long-term shareholder value.

From our founding—when our founder hoped to find treatments for her own daughter’s rare condition—we have made clear that we think our ability to be a serial innovator and a focused operator depend on how genuinely we live our values. We believe love and loyalty are better motivators than fear and threats. We believe that an inclusive, and even irreverent, culture makes clear to Unitherians that we want their creativity and value their differences that produce it. We think it is significant that there is strong data showing that companies run by founders/families, or that similarly have real owners involved, last longer, retain their employees better, and outperform peers over the long-term.

Q: How will you measure success if you are no longer bound by shareholder return metrics?

A: As we noted in the question above, we do not believe that treating employees, patients, and other stakeholders honorably is at odds with creating ongoing shareholder value—we believe the opposite.

We realize that investors have many investment options to consider when they decide to invest in United Therapeutics. We know that if we cannot create sustainable financial value we can’t easily further any other values, as we will not be able to stay in business. We are not reducing or abandoning our ambitious revenue growth objectives, nor are we diminishing any of the rights shareholders have to take significant actions to protect themselves, such as voting, using the courts, and so forth.

April 29, 2021 | Page 2

In addition, as we noted in other questions we believe that a PBC conversion should support our ability to attract more long-term capital and ESG investment capital—enhancing existing shareholders’ interests—and help us maintain a longer-term approach to the business that is ultimately more valuable for shareholders.

We also do not expect to reduce any of the reporting we currently provide to investors and instead expect to supplement it with our periodic PBC and corporate responsibility reports.

Q: How will your corporate decision-making change if you become a PBC?

A: We do not expect our corporate decision making to change in any material or even significant way. Our Board of Directors, leadership, and employees have always considered the impact of our decisions on our patients, employees, regulators, and others. Our proposed PBC conversion does not signal a major rethinking of our purpose, vision, or strategy.

Q: Has United Therapeutics done any shareholder or proxy advisor outreach to assess if conversion would risk your capital base?

A: Remember that one of United Therapeutics’ key subsidiaries is already a PBC, so this topic is not new to our investors. We plan to conduct shareholder outreach as we approach our special shareholder meeting during the latter part of 2021, seeking approval of the conversion. This is an important decision and we want to hear from shareholders before taking additional actions.

We understand that proxy advisors have been supportive of PBC conversions at other companies, and believe that we have a clear and compelling story that compares favorably with the stories underlying those transactions, and that we hope will lead to their recommending in favor of our conversion vote.

4 LEGAL & PROCESS QUESTIONS

Q: What is a PBC and how does it compare to traditional public companies?

A: Let’s start with some background. For an entity to become a legally recognized public corporation (a corporation whose shares are publicly traded) in the US, it must choose a state in which to incorporate and then meet that state’s legal requirements to be recognized as a company. These laws and regulations generally require an entity to adopt a charter and bylaws, as well as take other actions. They also generally indicate that the company is to be run in its shareholders’ interests—though language varies state to state. Once an entity successfully incorporates, it obtains the benefits and accepts the obligations of becoming a company in that state.

The most common type of public company is the traditional for-profit corporation, which is not legally required to state a public benefit purpose in its charter or to balance the interests of its shareholders with the interests of any other stakeholders.

A Delaware PBC is a for-profit company just like a traditional Delaware for-profit corporation, and is be governed by nearly all of the same Delaware law provisions governing traditional Delaware corporations. A PBC, however, agrees to assume a duty to balance the interests of multiple stakeholders, including its stated public benefit purpose and the interests of those materially affected by its conduct, as it creates financial value for shareholders.

Q: What does a company need to do to become a PBC?

A: Requirements vary by state, but for companies incorporated in Delaware—as United Therapeutics is—the law requires that we first obtain approval from our Board of Directors to amend our charter to include a public benefit purpose. Then we need to share our proposed public benefit purpose with, and seek support for this charter amendment from, our shareholders—from whom a majority vote is required to approve the charter amendment.

Q: What are your next steps to becoming a PBC?

A: During the second half of 2021, we will file a proxy statement in connection with a special meeting of shareholders, seeking shareholder approval of the PBC conversion.

Q: What are the new obligations that a PBC has that traditional companies do not?

A: A PBC adopts a public benefit purpose and includes that purpose in its certificate of incorporation. It also agrees to issue periodic reports about its pursuit of that public benefit purpose (and the interests of those materially affected by its conduct), in addition to its other corporate disclosure obligations, which remain unchanged. When making a decision, its directors also must consider the effect of the decision on those materially affected by the PBC’s conduct and on its specific public benefit purpose, in addition to its effect on its shareholders.

Q: What will United Therapeutics’ public benefit purpose be?

A: In our special meeting proxy statement, we will outline the specific proposed public benefit purpose for United Therapeutics as a PBC. We anticipate the purpose will be highly patient-focused, similar to the purpose of our existing PBC subsidiary.

April 29, 2021 | Page 3

Q: How is a PBC different from a Benefit Corporation or B Corp?

A: A “B Corp” is a corporation that obtains approval—and certification—from a private sector, not- for-profit group called B Lab. To be certified by B Lab, a company must commit to act in a way that is, in general, consistent with B Lab’s ESG standards. A B Corp is not a legally distinct type of company—a traditional corporation can, for example, seek B Corp status from B Lab without initially changing its charter. Some PBCs also seek B Corp certification. We believe that the additional credential is unnecessary for United Therapeutics, given the legal obligations we would assume if we become a PBC.

Q: Can a PBC convert to a traditional corporation or merge with one?

A: Yes. A PBC can convert to, or merge with, a traditional for-profit corporation if it takes the necessary steps, including obtaining board and shareholder approval.

Q: Will becoming a PBC change United Therapeutics’ exposure to litigation? Will becoming a PBC significantly decrease shareholders’ ability to hold the company accountable for its actions?

A: It is always difficult to make predictions about litigation risk, which is part of our business environment, but Delaware has built certain protective thresholds into the PBC statute relating to litigation that we think will be beneficial to the company and its shareholders and stakeholders. In addition, significant shareholders of United Therapeutics would gain a new right if we become a PBC: to make claims based on the PBC Board’s fiduciary duties to balance the financial interests of shareholders with the interests of other stakeholders.

Going forward, our Board of Directors will continue to have a fiduciary duty of care and duty of loyalty to our company and our shareholders. And it is important to remember that the members of United Therapeutics Board of Directors could not vote to propose the PBC referendum unless they conclude it is in the best interests of United Therapeutics’ shareholders.

Q: What will United Therapeutics do if shareholders do not vote to support the PBC conversion?

A: That’s something the Board will discuss based both on the vote and the feedback we solicit and receive from shareholders. We think the case for conversion is pretty compelling, but we are here to listen.

5	ENVIRONMENTAL, SOCIAL, & GOVERNANCE QUESTIONS

Q: Your ESG ratings are somewhat uneven, although it is notable that you are de-staggering your Board of Directors. Are there any ESG practice updates you are considering unveiling at the time of your PBC conversion vote?

A: We already have many of the leading governance practices: majority voting, one-share, one-vote (no dual class capital structure), 3/3/20/20 proxy access, no super majority requirements for M&A or charter amendments, no poison pill, and a Board that is diverse by race, gender, ethnicity, and orientation. We welcome any ESG enhancement ideas from our shareholders, and note that many of our existing ESG achievements and priorities are discussed in our Corporate Responsibility Report, and on our website at corporateresponsibility.unither.com.

Q: You say employees are a key stakeholder group. Have you been seeking their input on this conversion? Is there some type of employee unhappiness you are trying to mitigate with the conversion? What kind of employee data do you collect and share with your Board?

A: We seek employee input regularly, both officially and unofficially, company-wide and small-group based, via independent external surveys, internal affinity and focus groups, and individual reviews, feedback, and listening sessions. Our voluntary turnover is about half of what we see among our biotech industry peers, which is a testament to the level of engagement of our employees. We already have 120 employees working for Lung Biotechnology PBC and its subsidiaries.

Q: How will conversion affect your approach to diversity and inclusion?

A: Our commitment to diversity, equity, and inclusion is not new and has been a core attribute since our founding. Evidence of this starts at the top: five of our 12 directors identify as female, three as under -represented minorities, and one as a member of the LBGTQ community. 47% of our management team self-identifies as female and 29% as racial or ethnic minorities. We believe our minimum living wage is a strong inclusion signal, as are our market-leading employee benefits.

Q: Your Board of Directors has a longer-than-average tenure and average age. Do you anticipate a PBC conversion will have any impact on your Board refreshment practices? For example, does the Board intend to recruit new directors who represent your key stakeholders?

A: We value the experience, insight, and direction our Board contributes to our business strategy. Our Board remains deeply involved and committed to our success, both for our patients and shareholders. We’ve added several new members to our Board over the past few years.

April 29, 2021 | Page 4

ADDITIONAL INFORMATION AND WHERE TO FIND IT

United Therapeutics Corporation (the Company), its directors and certain executive officers are participants in the solicitation of proxies in connection with the proposed conversion of the Company to a Delaware public benefit corporation (the PBC Conver-sion). The Company will file a definitive proxy statement for a special shareholders meeting (the Special Meeting Proxy Statement) and other relevant documents with the Securities and Exchange Commission ( the SEC) regarding the PBC Conversion. The Com-pany’s shareholders are urged to read the Special Meeting Proxy Statement and any other relevant documents when they are available because they will contain important information about the PBC Conversion.

Once filed with the SEC, a copy of the Special Meeting Proxy Statement and other relevant documents will be available on the SEC’s website at http://www.sec.gov. In addition, shareholders may obtain free copies of the Special Meeting Proxy Statement (when it be-comes available) and the other documents filed by the Company with the SEC by requesting them in writing from United Therapeu-tics, Investor Relations, 1040 Spring Street, Silver Spring, Maryland 20910, by telephone at (301) 608-9292, or from the “Investor Relations” section of the Company’s website, http://ir.unither.com/financials-filings.

Information regarding the Company’s directors and executive officers, including their ownership of common stock of the Company, can be found in the Company’s 2021 Annual Meeting proxy statement filed with the SEC on April 29, 2021. Shareholders will be able to obtain additional information regarding the Company’s directors and executive officers, including their interests relating to the proposed conversion, by reading the Special Meeting Proxy Statement and other relevant documents that the Company will file with the SEC when they become available.

FORWARD-LOOKING STATEMENTS

Statements included in these Questions and Answers that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our beliefs and expectations about future outcomes and include, among others, statements about: our plans to hold a special meeting of shareholders to seek shareholder approval of the PBC Conversion; our expected public benefit purpose; the expected effects and benefits of a PBC Conversion; our future reports as a PBC; and our future management. These forward- looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that may cause our actual results to differ materially from anticipated results, including, among others, risks: that our shareholders do not approve the PBC Conversion; of public perception that we are not successful in our public benefit purpose, or that our pursuit of our public benefit purpose is having a negative effect on the financial interests of our shareholders; that Delaware’s PBC statute is amended to require more explicit or burdensome reporting requirements; of litigation alleging our directors failed to balance shareholder and public benefit interests; that we do not achieve the expected benefits of the PBC Conversion; and the other risks and uncertainties described in our periodic reports filed with the SEC, including our most recent Annual Report on Form 10-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of April 29, 2021 and assume no obligation to update or revise the information contained in these Questions and Answers whether as a result of new information, future events, or any other reason.

April 29, 2021 | Page 5

Filed by United Therapeutics Corporation under Rule 14a-12
Under the Securities and Exchange Act of 1934
Commission File No. 000-26301

EXPLANATORY NOTE

The following materials were distributed to United Therapeutics Corporation employees on April 29, 2021 via email.

Fellow Unitherians,

I’m writing to share some exciting news. You may have already seen in our recently posted proxy statement that later this year, UT will be seeking shareholder approval to amend our certificate of incorporation to become a Delaware Public Benefit Corporation (PBC). In short, becoming a PBC means we would formally adopt a public benefit purpose. While we would still be a for-profit, public company that needs to consider the financial interests of our shareholders, our Board would be legally responsible for balancing those interests with the interests of other stakeholders, including Unitherians, shareholders, patients, physicians, partners, and the communities in which we operate.

You likely are thinking – “but, we already do that!” You are correct. This potential transition doesn’t change who we are or how we do things. And, since we’ve been working within this ethos since we started, it really doesn’t change anything in your day to day. It doesn’t change our management structure, how we compensate our employees, or the benefits we offer. We’ve always considered all of our stakeholders – especially our Unitherians without whom we would not be the trailblazing, unique biotech we are – in every decision we make. With this step, we’re formalizing the way we have operated since our founding and aligning our legal form with our long-established commitments to all our stakeholders.

If you would like to read more about what a PBC is and why we think this proposed conversion makes sense for us, I have attached a brief excerpt from our proxy statement. Quite simply, through this action we’re making clear to everyone we impact that our purposes are strongly aligned with them. And to you, we are making clear that United Therapeutics remains committed to being an inspiring and supportive space for all Unitherians to continue the incredibly important work you do for our patients and for UT.

I want to thank you for your hard work and dedication to our mission. You inspired this decision, and we hope that our shareholders will vote to approve this proposal later this year and allow our legal charter to align more closely with who we are. Until then, Unitherians, please stay safe and healthy, and I look forward to the many more successes I know this year will bring for us and our patients.

Onward!

Martine Rothblatt, Ph.D.

Chairperson and Chief Executive Officer

* * *

ADDITIONAL INFORMATION AND WHERE TO FIND IT

United Therapeutics Corporation (the Company), its directors and certain executive officers are participants in the solicitation of proxies in connection with the proposed conversion of the Company to a Delaware public benefit corporation (the PBC Conversion). The Company will file a definitive proxy statement for a special stockholders meeting (the Special Meeting Proxy Statement) and other relevant documents with the Securities and Exchange Commission (the SEC) regarding the PBC Conversion. The Company’s stockholders are urged to read the Special Meeting Proxy Statement and any other relevant documents when they are available because they will contain important information about the PBC Conversion.

Once filed with the SEC, a copy of the Special Meeting Proxy Statement and other relevant documents will be available on the SEC’s website at http://www.sec.gov. In addition, stockholders may obtain free copies of the Special Meeting Proxy Statement (when it becomes available) and the other documents filed by the Company with the SEC by requesting them in writing from United Therapeutics, Investor Relations, 1040 Spring Street, Silver Spring, Maryland 20910, by telephone at (301) 608-9292, or from the “Investor Relations” section of the Company’s website, http://ir.unither.com/financials-filings.

Information regarding the Company’s directors and executive officers, including their ownership of common stock of the Company, can be found in the Company’s 2021 Annual Meeting proxy statement filed with the SEC on April 29, 2021. Stockholders will be able to obtain additional information regarding the Company’s directors and executive officers, including their interests relating to the proposed conversion, by reading the Special Meeting Proxy Statement and other relevant documents that the Company will file with the SEC when they become available.

Creating a Sustainable Public Benefit Corporation

In 2021, we plan to seek shareholder approval to convert our company from a traditional Delaware corporation into a Delaware public benefit corporation (PBC). We believe this change will help align our legal form with our longstanding commitment to serve our patients; enhance our ability to recruit and retain top talent; reinforce our standing and credibility with regulators and stakeholders; attract more of the rapidly growing pools of duration, impact, and ESG- screened capital; and therefore enhance our ability to create excellent and sustainable value for our shareholders.

The fiduciaries of public benefit corporations must identify the specific public benefit mission they will pursue alongside their creation of shareholder value. They must also report on their promotion of this specific public benefit mission.

This proposed conversion is a logical extension for us. In 2015, we formed the first-ever PBC subsidiary of a public biopharmaceutical company, called Lung Biotechnology PBC, chartered in Delaware with the express purpose of “address[ing] the acute national shortage of transplantable lungs and other organs with a variety of technologies that either delay the need for such organs or expand the supply.” These technologies include xenotransplantation, regenerative medicine, organ bioprinting, and ex- vivo lung perfusion.

After operating our PBC subsidiary for six years, we are convinced that the time is right to convert United Therapeutics into a PBC. We have seen growing understanding and acceptance of the PBC form, most recently in the successful conversion of Veeva Systems Inc., a public company, to a PBC, following overwhelming approval by its shareholders.

We will seek shareholder approval during the fourth quarter of 2021 of a Board - approved PBC conversion, which we will effect by amending our charter to include a PBC purpose. We will provide more details as they develop, but we anticipate that our PBC purpose will be patient -focused, along the lines of the public benefit purpose of our Lung Biotechnology PBC subsidiary noted above. We plan to engage with shareholders and other stakeholders to discuss our plans to convert to a PBC in the coming weeks and months.

Our shareholders have expressed a keen interest in learning how United Therapeutics is working to both create a sustainable company and to address our ESG objectives, and we are steadily increasing the amount and granularity of our disclosures to meet these needs. See corporateresponsibility.unither.com. With a PBC conversion, we aim to continue our leadership in this area by becoming the first publicly traded biopharmaceutical company organized as a PBC. As a PBC we will be required to post reports on our progress toward fulfilling our PBC mission, which we believe will further enhance our disclosures and relationships with employees, stakeholders, patients, and shareholders.

What is a Public Benefit Corporation?

A Delaware Delaware PBC is for-profit corporation. There are two primary differences between a PBC and a traditional for-profit corporation:

•	A corporation organized as a Delaware PBC identifies in its certificate of incorporation one or more specific public benefits that it will seek to promote in addition to shareholders' financial interests. The public benefits are actions or goals that are intended to have positive effects on a category of persons, entities, interests, or communities.

•	In making decisions, directors of a PBC have an obligation to balance the financial interests of shareholders, the interests of stakeholders materially affected by the PBC’s conduct, and pursuit of the corporation’s public benefit purpose.

A Delaware PBC must also provide its shareholders with a statement, at least every other year, as to the PBC’s assessment of the success of its efforts to promote its public benefit purpose and the best interests of those materially affected by the PBC's conduct.

April 29, 2021

ADDITIONAL INFORMATION AND WHERE TO FIND IT

United Therapeutics Corporation (the Company), its directors and certain executive officers are participants in the solicitation of proxies in connection with the proposed conversion of the Company to a Delaware public benefit corporation (the PBC Conversion). The Company will file a definitive proxy statement for a special shareholders meeting (the Special Meeting Proxy Statement) and other relevant documents with the Securities and Exchange Commission (the SEC) regarding the PBC Conversion. The Company’s shareholders are urged to read the Special Meeting Proxy Statement and any other relevant documents when they are available because they will contain important information about the PBC Conversion.

Once filed with the SEC, a copy of the Special Meeting Proxy Statement and other relevant documents will be available on the SEC’s website at http://www.sec.gov. In addition, shareholders may obtain free copies of the Special Meeting Proxy Statement (when it becomes available) and the other documents filed by the Company with the SEC by requesting them in writing from United Therapeutics, Investor Relations, 1040 Spring Street, Silver Spring, Maryland 20910, by telephone at (301) 608-9292, or from the “Investor Relations” section of the Company’s website, http://ir.unither.com/financials-filings.

Information regarding the Company’s directors and executive officers, including their ownership of common stock of the Company, can be found in the Company’s 2021 Annual Meeting proxy statement filed with the SEC on April 29, 2021. Shareholders will be able to obtain additional information regarding the Company’s directors and executive officers, including their interests relating to the proposed conversion, by reading the Special Meeting Proxy Statement and other relevant documents that the Company will file with the SEC when they become available.

April 29, 2021